[DESCRIPTION]FORM S-8

     As filed with the Securities and Exchange Commission on June 11, 1996

                                                    Registration No. 33-________

================================================================================

                     SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549

                             ---------------------

                                    FORM S-8
                          REGISTRATION STATEMENT UNDER
                           THE SECURITIES ACT OF 1933

                             ---------------------

                             CALLAWAY GOLF COMPANY
             (Exact name of Registrant as specified in its charter)

                              2285 Rutherford Road
                        Carlsbad, California  92008-8815
                   (Address of principal executive offices)

             CALIFORNIA                                95-3797580
   (State or other jurisdiction of                  (I.R.S. Employer
   incorporation or organization)                  Identification No.)

                            ---------------------

                CALLAWAY GOLF COMPANY STOCK OPTION AGREEMENT
                              BY AND BETWEEN
                   CALLAWAY GOLF COMPANY AND CHARLES YASH
                          (Full title of the plan)



                            DONALD H. DYE, ESQ.
                  President and Chief Executive Officer
                          2285 Rutherford Road
                     Carlsbad, California  92008-8815
                             (619) 931-1771
                     (Name, address, and telephone number,
                  including area code, of agent for service)

                       CALCULATION OF REGISTRATION FEE

- --------------------------------------------------------------------------------
                              Proposed
Title of                      Maximum     Proposed
Securities       Amount       Offering    Maximum      Amount of
to be            to be        Price Per   Aggregate    Registration
Registered       Registered   Share (1)   Offering(1)  Fee
- --------------------------------------------------------------------------------
Common
Stock, $.01      600,000      $25.13      $15,078,000  $5,199.31
par value        shares
- --------------------------------------------------------------------------------
Total:           600,000      ------      $15,078,000  $5,199.31
                 shares
- --------------------------------------------------------------------------------

(1) Each share of Common Stock includes a Right to purchase one one-thousandth of a share of the Company's Series A Junior Partaicipating Preferred
     Stock, par value $.01 per share.
(2)  Computed pursuant to Rule 457(h) upon the basis of the price at which the options may be exercised and with respect to the maximum number of securities issuable under the Plan covered by the Registration Statement.
================================================================================

                                  INTRODUCTION

     This Registration Statement on Form S-8 is filed by Callaway Golf
Company (the "Company") relating to 600,000 shares of the Company's common stock, par value $.01 per share (the "Common Stock"), issuable to Charles Yash, an employee of the Company, pursuant to the Callaway Golf Company Stock Option Agreement made effective as of May 10, 1996, by and between the Company and Charles Yash (the "Plan").

                                     PART I
               INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.  Plan Information.*
- ----------------------------

Item 2.  Registrant Information and Employee Plan Annual Information.*
- ----------------------------------------------------------------------

*     Information required by Part I of Form S-8 to be contained in the
      Section 10(a) prospectus is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act of 1933, as amended (the "Securities Act"), and the Note to Part I of Form S-8.

                                    PART II
               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference.
- -------------------------------------------------

     The following documents, which previously have been filed by the Company with the Securities and Exchange Commission (the "Commission"), are incorporated herein by reference and made a part hereof:

     (a) The Company's Annual Report on Form 10-K for the year ended December 31, 1995;

     (b) The Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 1996;

     (c) The description of the Company's Common Stock contained in the Company's Registration Statement on Form S-1 (Registration
          No. 33-53732), including any amendment or report filed for the purpose of updating such description; and

     (d) The description of the Company's Rights contained in the Company's Registration Statement on Form 8-A filed on June 27,1995, including any amendment or report filed for the purpose of updating such description.

     All documents filed by the Company pursuant to Sections 13(a), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment hereto that indicates that all securities offered hereunder have been sold or that deregisters all securities then remaining unsold shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents.

     For purposes of this Registration Statement, any statement contained in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded to the extent that a statement contained herein or in any other subsequently filed document that also is or is deemed to be incorporated herein by reference modifies or supersedes such statement in such document. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.  Description of Securities.
- -----------------------------------

     Not applicable.

Item 5.  Interests of Named Experts and Counsel.
- ------------------------------------------------

     Not applicable.



Item 6.  Indemnification of Directors and Officers.
- ---------------------------------------------------

     Under Section 317 of the California General Corporation Law (the
"CGCL"), the Company is, in certain circumstances, permitted to indemnify its directors and officers against certain expenses (including attorneys' fees), judgments, fines, settlements and other amounts actually and reasonably incurred in connection with threatened, pending or completed civil, criminal, administrative or investigative actions or proceedings (other than an action by or in the right of the Company), by reason of the fact that such persons were or are directors or officers of the Company, if such persons acted in good faith and in a manner they reasonably believed to be in the best interest of the Company, and with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. In addition, the Company is in certain circumstances permitted to indemnify its directors and officers who were or are parties or were threatened to be made parties to any threatened, pending or completed action by or in the right of the Company to procure a judgment in its favor by reason of the fact that such persons are or were directors or officers of the Company, against expenses actually and reasonably incurred by such persons in connection with the defense or settlement of the action, if such persons acted in good faith and in a manner they believed to be in the best interests of the Company and its shareholders.

     As permitted by the CGCL, the Amended and Restated Articles of Incorporation of the Company provide that the Company is authorized to provide indemnification of its officers and directors for breach of duty to the Company and its shareholders through Bylaw provisions or through agreements with the directors or officers, or both, in excess of the indemnification otherwise permitted by Section 317 of the CGCL, subject to the limits on such excess indemnification set forth in Section 204 of the CGCL.

     Under Section 204(a)(10) of the CGCL, the personal liability of a director for monetary damages in an action brought by or in the right of the corporation for breach of the director's duty to the corporation may be eliminated, except for the liability of a director resulting from acts or omissions involving intentional misconduct or a knowing and culpable violation of the law, acts or omissions that a director believes to be contrary to the best interests of the corporation or its shareholders or that involve the absence of good faith, any transaction from which a director derived an improper personal benefit, acts or omissions showing a reckless disregard for the director's duty, acts or omissions constituting an unexcused pattern of inattention to the director's duty, or the making of an illegal distribution to shareholders or an illegal loan or guaranty.

     As permitted by the CGCL, the Company's Amended and Restated Articles of Incorporation provide that the liability of directors for monetary damages shall be eliminated to the fullest extent permissible under California law.

     The Company's Bylaws provide that the Company shall indemnify and hold harmless any person who is or was a director or officer of the Company, or is or was serving at the request of the Board of Directors of the Company as a director or officer of another corporation, partnership, joint venture, trust or other enterprise, or other persons serving the Company subject to limitations imposed by applicable law, from and against any expenses, judgments, fines, settlements, and other amounts actually and reasonably incurred in connection with any threatened, pending or completed action or proceeding, whether civil, criminal, administrative or investigative to the fullest extent permitted by applicable law. The Company's Bylaws further provide that the Company shall advance to such persons expenses incurred in defending any proceeding prior to the final disposition thereof to the fullest extent and in the manner permitted by the law.

     The Company's Bylaws provide that indemnification provided for in the Bylaws shall not be deemed exclusive of any other rights to which the indemnified party may be entitled and that the Company may purchase and maintain insurance on behalf of an agent of the Company against any liability asserted against him or her or incurred by him or her in any such capacity or arising out of his or her status as such whether or not the Company would have the power to indemnify him or her against such liabilities under such Bylaws.

     The Company has entered into Indemnification Agreements with its outside directors. These Indemnification Agreements require the Company to indemnify each outside director if he or she is or was a party or other participant in any suit or proceeding individually or in the right of the Company or any subsidiary of the Company, by reason of (a) the fact that such outside director is or was a director of the Company or any subsidiary, (b) any action or inaction on the part of such outside director while a director of the Company or any subsidiary, and/or (c) the fact that such outside director is or was serving at the request of the Company as a director, officer, employee or agent of another corporation or other enterprise. The indemnification extends to all expenses, liabilities, judgments, fines and amounts paid in settlement actually and reasonably incurred by the outside director in connection with such action, suit or proceeding if the outside director acted in good faith and in a manner he or she reasonably believed to be in the best interests of the Company and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his or her conduct was unlawful. The Indemnification Agreements require that, to the extent that the outside director has been successful on the merits or otherwise in defense of any such action, suit or proceeding, the Company indemnify such outside director against expenses actually and reasonably incurred by him or her in connection therewith. The Company must further advance, within 30 days of a written request, all expenses incurred by the outside director in connection with the investigation, defense, settlement or appeal of any such action or proceeding; provided, however, that the outside director must repay such amounts advanced if it is ultimately determined that he or she is not entitled to be indemnified by the Company. Under the Indemnification Agreements, the outside directors are permitted to petition the court to seek recovery of amounts due under the Indemnification Agreements and to recover the expenses of seeking such recovery if he or she is successful. The Indemnification Agreements also provide that the Company will indemnify the outside directors to the fullest extent permitted by law. Absent the Indemnification Agreements, indemnification that might be made available to outside directors could be changed by amendments to the Company's Amended and Restated Articles of Incorporation or Bylaws. Benefits under the Indemnification Agreements are not available, however, to indemnify an outside director (a) with respect to proceedings or claims initiated by the outside director that are not by way of defense (unless authorized by the Board of Directors); (b) with respect to liability for transactions from which the outside director derived an improper personal benefit; (c) if the outside director is determined to have committed acts of active and deliberate dishonesty; (d) for expenses or liabilities that have been paid to the outside director under an insurance policy maintained by the Company or otherwise by any other means; or (e) for an accounting of profits realized from the purchase and sale of securities within the meaning of Section 16(b) of the Securities Exchange Act of 1934.



Item 7.  Exemption from Registration Claimed.
- ---------------------------------------------

     Not applicable.

Item 8.  Exhibits.
- ------------------

  Exhibit Number                         Description
  --------------                         -----------

     4.1 Restated Articles of Incorporation of the Company (filed as an exhibit to the Company's Registration Statement on Form S-8 (No. 33-85692) and incorporated herein by this reference)

     4.2 Certificate of Amendment of Articles of Incorporation of the Company effective February 10, 1995 (filed as an exhibit to the Company's Annual Report on Form 10-K for the year ended
          December 31, 1994, and incorporated herein by this reference)

     4.3  Bylaws of the Company (filed as an exhibit to the Company's
          S-8 for its 1996 Stock Option Plan and incorporated herein by this reference)

     4.4 Certificate of Determination of Rights, Preferences, Privileges and Restrictions of Series A Junior Participating Preferred Stock (filed as an exhibit to the Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 1995, and incorporated herein by this reference)

     4.5 Rights Agreement by and between the Company and Chemical Mellon Shareholder Services, as Rights Agent, dated as of June 21, 1995 (filed as an exhibit to the Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 1995, and incorporated herein by this reference)

     4.6 Dividend Reinvestment and Stock Purchase Plan (filed as the Prospectus in the Company's Registration Statement on Form S-3 (No. 33-77024) and incorporated herein by this reference)

     4.7 Callaway Golf Company Stock Option Agreement dated as of May 10, 1996, by and between Callaway Golf Company and Charles Yash

     5 Opinion of Luce, Forward, Hamilton & Scripps as to the legality of the securities being registered

     23.1 Consent of Price Waterhouse LLP, independent accountants

     23.2 Consent of Luce, Forward, Hamilton & Scripps (contained in Exhibit 5 hereto)

     24   Power of Attorney (contained on signature page hereto)

Item 9.  Undertakings.
- ----------------------

     (a)  The undersigned registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement;

               (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

               (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement;

               (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933 each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by a final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Carlsbad, State of California, on this 3rd day of June, 1996.


CALLAWAY GOLF COMPANY

By:  /s/ Donald H. Dye
     --------------------------------------
     Donald H. Dye, Chief Executive Officer

                               POWER OF ATTORNEY

     Each person whose signature appears below constitutes and appoints
DONALD H. DYE, DAVID RANE and STEVEN C. McCRACKEN his true and lawful attorneys-in-fact and agents, each acting alone, with full powers of substitution and resubstitution, for him and in his name, place and stead, at any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, each acting alone, with full powers and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as full to all intents and purposes as he might or could do in person, hereby ratifying and confirming that all said attorneys-in-fact and agents, each acting alone, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated and on the date indicated.

     Signature                Title                           Date
     ---------                -----                           ----

/s/ Ely Callaway              Director, Chairman of the       June 3, 1996
- -------------------------     Board of Directors
Ely Callaway

/s/ Donald H. Dye             Chief Executive Officer,        June 3, 1996
- -------------------------     President, Chief Operating
Donald H. Dye                 Officer and Director
                              (Principal Executive Officer)




/s/ David Rane                Executive Vice President and    June 3, 1996
- -------------------------     Chief Financial Officer
David Rane                    (Principal Financial and
                              Accounting Officer)

/s/ Frederick R. Port         Director and Executive          June 3, 1996
- -------------------------     Vice President, International
Frederick R. Port             Sales, Licensing and
                              Business Development

/s/ Michael Sherwin           Director                        June 3, 1996
- -------------------------
Michael Sherwin

/s/ William C. Baker          Director                        June 3, 1996
- -------------------------
William C. Baker

/s/ Richard Rosenfield        Director                        June 3, 1996
- -------------------------
Richard Rosenfield

                               INDEX TO EXHIBITS
                               -----------------

Exhibit No.                       Description                       Page
- -----------                       ------------                      ----

4.1            Restated Articles of Incorporation                     *
               of the Company

4.2            Certificate of Amendment of Articles of                *
               Incorporation of the Company

4.3            Bylaws of the Company                                  *

4.4            Callaway Golf Company Stock Option
               Agreement dated as of May 10, 1996 by and between Callaway Golf Company and Charles Yash

5              Opinion of Luce, Forward, Hamilton &
               Scripps as to the legality of the securities being registered

23.1 Consent of Price Waterhouse LLP, independent accountants

23.2           Consent of Luce, Forward, Hamilton & Scripps
               (contained in Exhibit 5 hereto)

24 Power of Attorney (contained on signature page hereof)

*    Incorporated by reference.